UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PUSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 26, 2007
DIAMONDHEAD CASINO CORPORATION
DELAWARE
COMMISSION FILE NUMBER: 0-17529
IRS EMPLOYER IDENTIFICATION NO. 59-2935476
1301 Seminole Boulevard, Suite 142
Largo, Florida 33770
(727) 674-0055
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act.
☐ Soliciting material pursuant to Rule 14a- 12 under the Securities Act.
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act.

ITEM 8.01. OTHER EVENTS
     On February 26, 2007, Trump Entertainment Resorts, Inc., notified the Company that it would not be moving forward with a joint venture or other agreement with respect to the Company’s Diamondhead property. On February 28, 2007, the Company issued the following public press release regarding that matter and other matters related to the Company’s Diamondhead, Mississippi property.
     Largo, Florida (February 28, 2007) — Diamondhead Casino Corporation (OTCBB: DHCC) (the “Company”) issued a status report for its shareholders. The Company owns, through Mississippi Gaming Corporation, a wholly-owned subsidiary of the Company, approximately 404 acres of land in Diamondhead, Mississippi. The property is debt-free and lien-free. The property fronts Interstate 10 for approximately two miles and the Bay of St. Louis for approximately two miles. The Company intends, in conjunction with one or more partners, to develop a land-based casino resort, condominiums, and other amenities on the property.
     The Company reported that negotiations with Trump Entertainment Resorts, Inc.(“Trump”) are concluded and that the parties will not be moving forward with a joint venture or other agreement with respect to its Diamondhead property.
     Deborah A. Vitale, President and Chairman of the Board of the Company, commenting on the conclusion of negotiations with Trump stated: “We are moving forward with discussions with other potential partners, ground lessees, investment banking firms, and potential purchasers of all or part of the property. We have land zoned for a casino, no debt, no liens, no litigation, and sufficient cash to get through the next year. Management is committed to maximizing both short and long-term shareholder value. When the right opportunity arises, we will take it. In the meantime, we will continue to keep our shareholders informed of any material developments.”
     The development of the Diamondhead project is subject to risks and uncertainties which include, but are not limited to, those relating to permitting, financing, and the actions of federal, state, or local governments and agencies. The Company may be affected by some or all of these factors and other risks and uncertainties, many of which are beyond the Company’s control. Except for historical statements contained herein, the statements made in this release constitute forward-looking statements that involve risks and uncertainties.
     For further information, contact:
Gregory Harrison, Vice-President
Diamondhead Casino Corporation
(301) 948-7354
(301) 775-3602

SIGNATURE
Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDHEAD CASINO CORPORATION
By:	/s/ Deborah A. Vitale
Deborah A. Vitale
President and Chairman of the Board

Dated: February 28, 2007